EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road,
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Contact: Michael M. Moran
Chief of Capital Markets
877-884-5662

Capitol Bancorp Declares
50th Consecutive Quarterly Cash Dividend

LANSING, Mich., and PHOENIX, Ariz.: February 3, 2005: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 50th consecutive quarterly cash dividend. The dividend of $0.17 per common share is payable March 1, 2005 to shareholders of record as of February 16, 2005 and represents a 13 percent increase over the $0.15 dividend paid in the same period in 2004.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said the Corporation continues to focus on meeting its strategic objective of prudent earning asset growth coupled with opportunistic bank development initiatives in multiple regions of the United States. “Although we continue to face a challenging operating environment, our ability to execute on our unique community bank de novo development model resulted in record earnings for both the fourth quarter of 2004 and the year,” said Reid. He added that current capital levels of nearly $400 million at year-end will support the Corporation’s ongoing development activities. Capitol added its 33rd community bank in January.

The dividend declaration follows Capitol Bancorp’s recent announcement of record fourth quarter 2004 earnings of nearly $8 million, 26 percent higher than earnings reported for the same period in 2003. Record earnings per share of $0.52 on a diluted basis represented a 16 percent increase versus the $0.45 reported in the fourth quarter of 2004.

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About Capitol Bancorp Limited

Capitol Bancorp Limited is a $3.1 billion community bank development company, with 33 individual bank charters and bank operations in nine states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital, mentors a community bank through its formative stages, and manages its investments in its community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz.